EXHIBIT 21


                          LIST OF SUBSIDIARIES


     The Partnership is a partner of Oakridge Associates, a general partnership which holds title to the Oakridge Mall in San Jose, California.

The developer of the property is a partner in the joint venture. Reference is made to the Notes filed with this annual report for a description of the terms of such joint venture partnership. The Partnership's interest in the joint venture and the results of its operation are included in the Consolidated Financial Statements of the Partnership filed with this annual report.